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                                                                     EXHIBIT 5.1

Efficient Networks, Inc.
4201 Spring Valley Road, Suite 1200
Dallas, TX 75244

RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission (the "SEC") on or about June 23, 1999 (the "Registration Statement"), in connection with registration under the Securities Act of 1933, as amended, of up to 4,000,000 shares of your Common Stock and an over-allotment option granted to the underwriters of the offering to purchase up to 600,000 shares from you (collectively, the "Shares"). We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

     It is our opinion that, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part therof, and any amendments thereto.


                                Very truly yours,


                                /s/ WILSON SONSINI GOODRICH & ROSATI

                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation